Exhibit 99.1

DRS Technologies Announces Its 2% Convertible Senior Notes Have Become Convertible

Thursday, October 9, 2008
PARSIPPANY, N.J.--(BUSINESS WIRE)--

DRS Technologies, Inc. (NYSE: DRS) announced today that, as a result of the anticipated consummation of the merger with Finmeccanica S.p.A. (FNC.MI), DRS Technologies' 2% Convertible Senior Notes due 2026 (the "Notes") have become convertible.

As announced on May 12, 2008, Finmeccanica and DRS Technologies jointly signed a definitive merger agreement for Finmeccanica to acquire all of the outstanding stock of DRS Technologies for $81.00 per share in cash in a transaction with an enterprise value of approximately $5.2 billion. Consummation of the merger remains subject to customary closing conditions, including clearance from United States government bodies responsible for national security reviews for foreign acquisitions.

DRS Technologies today gave notice to the holders of the Notes that a "Fundamental Change" (as defined in the indenture governing the Notes) would occur upon the consummation of the merger and that the holders may surrender their Notes for conversion at any time up until the "Fundamental Change Purchase Date." In accordance with the indenture, DRS Technologies will notify holders of the Fundamental Change Purchase Date no later than 30 days after the effective date of the merger.

Notes that are surrendered for conversion will be converted into the right to receive cash, less any applicable withholding taxes, and, if applicable, shares of common stock of DRS Technologies in accordance with the indenture (the "Settlement Amount"). However, any Settlement Amount that is due from and after the effective time of the merger will be paid solely in cash, less any applicable withholding taxes, and will not include any shares of common stock of DRS Technologies. Holders that convert their Notes after the effective date of the merger in some circumstances may be entitled to an increased conversion rate, as explained in the notice to holders. Under no circumstances will holders that convert their Notes prior to the effective date of the merger be entitled to an increased conversion rate.

This press release is being issued as required pursuant to Section 12.1(a) of the Indenture. Holders of the Notes should read carefully the notice sent by the Company today regarding the anticipated Fundamental Change, as it contains important information as to the procedures and timing for converting Notes in connection with such Fundamental Change.

DRS Technologies, headquartered in Parsippany, New Jersey, is a leading supplier of integrated products, services and support to military forces, government agencies and prime contractors worldwide. The company employs approximately 10,500 people.

For more information about DRS Technologies, please visit the company's web site at www.drs.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management's beliefs and assumptions, current expectations, estimates and projections. Such statements, including statements relating to DRS Technologies' expectations for future financial performance, are not considered historical facts and are considered forward-looking statements under the federal securities laws. These statements may contain words such as "may," "will," "intend," "plan," "project," "expect," "anticipate," "could," "should," "would," "believe," "estimate," "contemplate," "possible" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements and include, without limitation, demand and competition for the Company's products and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings. Given these uncertainties, you should not rely on forward-looking statements. Such forward-looking statements speak only as of the date on which they were made, and the Company undertakes no obligations to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

DRS Technologies, Inc.
Patricia M. Williamson, 973-898-6025
Vice President, Investor Relations
p.williamson@drs.com

Source: DRS Technologies, Inc.